Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of VBI Vaccines, Inc. and Subsidiaries (the “Company”) on Form S-3 (No. 333-240266) and Form S-8 (Nos. 333-259282, 333-240268, 333-226261 and 333-212160) of our report dated March 7, 2022, on our audits of the consolidated financial statements as of December 31, 2021 and 2020 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 7, 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 7, 2022